EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Announces Fiscal Year 2019 Earnings Results

Conference Call on Wednesday, March 18, 2020 at 4pm ET

RESTON, Va., March 17, 2020 (GLOBE NEWSWIRE) -- Lightbridge Corporation (NASDAQ: LTBR), an advanced nuclear fuel technology company, today announced financial results for the fiscal year ended December 31, 2019, as well as the Company’s corporate progress and other meaningful developments.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We finished 2019 poised to enter a new phase of our company’s development, being awarded a voucher from the U.S. Department of Energy’s Gateway for Accelerated Innovation in Nuclear (GAIN) program to support development of Lightbridge Fuel™ in collaboration with Idaho National Laboratory (INL). The scope of the project includes experiment design for irradiation of Lightbridge metallic fuel material samples in the Advanced Test Reactor at INL. The new GAIN voucher helps position Lightbridge well for further research and development activities within the U.S. national laboratory complex, which we intend to help us commercialize Lightbridge Fuel™. While bringing change to the nuclear power industry is difficult, we remain confident in our ability to succeed.”

“Lightbridge is advancing its development program, and we expect to achieve important milestones over the next 12-24 months. In the near-term, our R&D activities are focused on the development of a fabrication process for prototype fuel rods with depleted or natural uranium, experiment design and fabrication of material test samples for irradiation in a research reactor, and evaluation of our fuel for use in the CANDU reactor market.

“The US government is making historically large levels of funding and use of national laboratory facilities available to the American private sector to develop advanced nuclear technology. In December 2019, Congress voted to approve appropriations for fiscal year 2020 that includes $1.49 billion for nuclear energy programs, an increase of approximately $167 million over 2019. We believe the timing couldn’t be better for Lightbridge to benefit from this historic bipartisan support for nuclear energy from the federal government.

“The Lightbridge leadership team is dedicated to creating shareholder value, and we remain focused on our pursuit of full-scale commercialization of Lightbridge Fuel™ as quickly as possible,” concluded Mr. Grae.

1

Financial Highlights

The Company maintains a strong working capital position at December 31, 2019 and has no debt.

Cash Flows Summary

•	Cash and cash equivalents were $18.0 million at December 31, 2019, compared to $24.6 million at December 31, 2018, a decrease of $6.6 million in cash and cash equivalents, consisting of the following:

•	Cash used in operating activities decreased $0.7 million, from $7.4 million in 2018 to $6.7 million in 2019. This decrease was due primarily to a decrease in our research and development expenses and general and administrative expenses.

•	Cash used in investing activities decreased $2.0 million from $5.8 million in 2018 to $3.8 million in 2019. This decrease was due primarily to the decrease in capital contributions made to the joint venture Enfission LLC.

•	Cash provided by financing activities decreased $29.5 million from $33.3 million in 2018 to $3.8 million in 2019. This decrease was due to the decrease in equity offerings in 2019.

Balance Sheet Summary

•	Total assets were $20.2 million at December 31, 2019 and total liabilities were $0.4 million at December 31, 2019. Working capital was $18.0 million at December 31, 2019 versus $24.3 million in 2018. This decrease of $6.3 million in working capital was due primarily to the factors stated above in the cash flow summary.

•	Stockholders’ equity was $19.9 million at December 31, 2019 versus $25.9 million at December 31, 2018.

Operations Summary

•	General and administrative expenses for the year ended December 31, 2019 were $5.7 million compared to $6.7 million for the prior year. This decrease of approximately $1.0 million was due to a decrease in stock-based compensation of approximately $1.0 million, and a decrease in professional fees of approximately $0.2 million, due to a decrease in legal fees, accounting fees and other professional fees. These decreases were offset by an increase in employee compensation and employee benefits of approximately $0.2 million due to an increase in the number of employees. Total stock-based compensation included in general and administrative expenses was approximately $0.4 million and $1.4 million for the years ended December 31, 2019 and 2018, respectively.

•	Lightbridge’s total corporate research and development costs amounted to $2.7 million for the year ended December 31, 2019 compared to $3.5 million for the year ended December 31, 2018. This decrease of $0.8 million was due to the decrease in corporate research and development activities supporting the Enfission joint venture.

•	Total net other operating expenses were $2.6 million for the year ended December 31, 2019 compared to $4.8 million for the year ended December 31, 2018, a decrease of $2.2 million. The equity in loss from the Enfission joint venture decreased by $2.5 million in 2019 due to the decrease in research and development activities in the joint venture. Other income from research and development support provided to Enfission decreased by $0.3 million.

•	Total net other income increased by approximately $1.1 million due to the decrease in financing costs in 2019.

•	Net loss for the year ended December 31, 2019 was $10.6 million compared to $15.7 million for 2018. This decrease of $5.1 million was due to decreased research and development expenses, decreased general and administrative expenses and a decrease in equity loss from the Enfission joint venture.

2

FISCAL YEAR 2019 CONFERENCE CALL & WEBCAST

Lightbridge will host a conference call on Wednesday, March 18th at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the fourth quarter and year ended December 31, 2019, as well as the Company’s corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 877-407-3138 for U.S. callers, or 201-389-0927 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately two hours following the call, through April 18, 2020, and can be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID# 13699675.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology company based in Reston, Virginia, USA. The Company is developing Lightbridge Fuel™, a proprietary next generation nuclear fuel technology for current and future reactors, which significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

3

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including future federal funding and support for nuclear energy, the timing of future research and development activities, and that the economic and safety benefits of our fuel will encourage greater use of nuclear power. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the Company’s ability to commercialize its nuclear fuel technology; risks related to the dissolution of the Enfission joint venture; the degree of market adoption of the Company’s product and service offerings; market competition; public perception of nuclear energy generally; changes in laws, rules, and regulations governing the Company’s business; development and utilization of, and challenges to, the Company’s intellectual property; potential and contingent liabilities; as well as other factors described in Lightbridge’s filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

Porter, LeVay & Rose, Inc.

Matthew Abenante

Tel: 212-564-4700ir@ltbridge.com

*** tables follow ***

4

LIGHTBRIDGE CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$17,958,989	$24,637,295
Other receivable from joint venture	400,000	93,253
Prepaid expenses and other current assets	47,371	36,745
Total Current Assets	18,406,360	24,767,293
Other Assets
Patent costs	1,798,484	1,577,421
Total Other Assets	1,798,484	1,577,421
Total Assets	$20,204,844	$26,344,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$350,299	$258,056
Investee losses in excess of investment	—	218,263
Total Current Liabilities	350,299	476,319

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares
Convertible Series A preferred shares, 757,770 shares and 813,624 shares issued and outstanding at December 31, 2019 and 2018, respectively (liquidation preference $2,636,764 and $2,640,862 at December 31, 2019 and 2018, respectively)	757	813
Convertible Series B preferred shares, 2,666,667 shares issued and outstanding at December 31, 2019 and 2018 (liquidation preference $4,569,180 and $4,262,855 at December 31, 2019 and 2018, respectively)	2,667	2,667
Common stock, $0.001 par value, 8,333,333 authorized, 3,252,371 shares and 2,738,508 shares issued and outstanding as of December 31, 2019 and 2018, respectively	3,252	2,738
Additional paid-in capital	133,932,615	129,359,799
Accumulated deficit	(114,084,746)	(103,497,622)
Total Stockholders’ Equity	19,854,545	25,868,395
Total Liabilities and Stockholders’ Equity	$20,204,844	$26,344,714

5

LIGHTBRIDGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2019	2018

Revenue	$—	$—

Operating Expenses
General and administrative	5,697,469	6,715,378
Research and development expenses	2,676,156	3,458,377
Total Operating Expenses	8,373,625	10,173,755

Other Operating Income and (Loss)
Other income from joint venture	715,126	1,056,551
Equity in loss from joint venture	(3,321,737)	(5,835,263)
Total Other Operating Income and (Loss)	(2,606,611)	(4,778,712)
Total Operating Loss	(10,980,236)	(14,952,467)

Other Income and (Expenses)
Interest income	393,112	258,795
Financing costs	—	(982,436)
Total Other Income and (Expenses)	393,112	(723,641)

Net Loss Before Income Taxes	(10,587,124)	(15,676,108)
Income Taxes	—	—
Net Loss	$(10,587,124)	$(15,676,108)

Accumulated Preferred Stock Dividend	(490,117)	(461,187)
Deemed additional dividend on preferred stock dividend due to the beneficial conversion feature	(209,698)	(187,892)
Deemed dividend on issuance on Series B convertible preferred stock due to the beneficial conversion feature	—	(2,624,836)

Net Loss Attributable to Common Shareholders	$(11,286,939)	$(18,950,023)

Net Loss Per Common Share
Basic and Diluted	$(3.63)	$(8.54)

Weighted Average Number of Common Shares Outstanding	3,107,580	2,219,687

6

LIGHTBRIDGE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2019	2018
Operating Activities
Net Loss	$(10,587,124)	$(15,676,108)
Adjustments to reconcile net loss from operations to net cash used in operating activities
Stock-based compensation	822,820	2,379,905
Write off of deferred financing costs	—	982,436
Equity in loss from joint venture	3,321,737	5,835,263
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	—	10,400
Other receivable from joint venture	(306,747)	(93,253)
Prepaid expenses and other assets	(10,626)	33,322
Accounts payable and accrued liabilities	92,243	(893,154)

Net Cash Used in Operating Activities	(6,667,697)	(7,421,189)

Investing Activities
Investment in joint venture	(3,540,000)	(5,617,000)
Patent costs	(221,063)	(209,729)
Net Cash Used in Investing Activities	(3,761,063)	(5,826,729)

Financing Activities
Net proceeds from the issuance of common stock	3,750,454	29,469,814
Net proceeds from the issuance of preferred stock	—	3,900,001
Net Cash Provided by Financing Activities	3,750,454	33,369,815

Net (Decrease) Increase in Cash and Cash Equivalents	(6,678,306)	20,121,897

Cash and Cash Equivalents, Beginning of Year	24,637,295	4,515,398

Cash and Cash Equivalents, End of Year	$17,958,989	$24,637,295

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities
Deemed dividend on issuance Series B convertible preferred stock due to beneficial conversion feature	$—	$2,624,836
Accumulated preferred stock dividend	$699,815	$649,079
Conversion of Series A convertible preferred stock to common stock and payment of paid-in-kind dividends to Series A preferred stockholder	$187,890	$206,376

7